Exhibit 99.1

       Microvision Reports First Quarter of 2004 Revenue of $3.0 Million

     BOTHELL, Wash.--(BUSINESS WIRE)--May 5, 2004--

                Record Flic bar code scanner sales highlights Q1;
  Nomad achieves product certification milestone and "recommended tool" status

     Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported preliminary financial results for the first quarter of 2004. Revenue for the three months ended March 31, 2004 was $3.0 million compared to $3.5 million for the same period in 2003. Contract revenue was $2.3 million for the first quarter of 2004 compared to $3.4 million for the same period last year. Product revenue was $675,000 for the first quarter of 2004 compared to $135,000 last year. Substantially all of the product revenue in the first quarter of 2004 was derived from sales of the Flic bar code scanner. As of March 31, 2004 backlog totaled $3.0 million of which $2.7 million was for development contracts, $239,000 for Nomad units and $93,000 for the Flic laser bar code scanner and accessories.
     The company reported a consolidated net loss of approximately $6.7 million or $0.31 per share the first quarter of 2004 compared to $7.4 million or $0.46 per share in the same period in 2003. The company expects to issue its financial statements for the first quarter in the next few days.
     The company, including Lumera, ended the quarter with $14.8 million in cash, cash equivalents and investment securities. Subsequent to the end of the quarter, Lumera completed a $2.3 million convertible note and warrant financing.
     The company indicated that it expects second quarter revenue to increase significantly from the first quarter due to expected shipments of the Nomad Expert Technician System, a continued level of strong sales of the Flic bar code scanner and higher revenue from development contracts.
     "Our first quarter revenue is typically our seasonal low quarter and we anticipated that contract revenue would be impacted by a lower level of activity due to our emphasis on moving Nomad into final production," said Microvision CEO Rick Rutkowski. "However, we are very encouraged by sales of the Flic scanner in the first quarter, which exceeded our expectations, and with the Nomad backlog and growing order activity. Nomad is currently in limited production and we expect to begin to ramp to higher production levels this month and throughout the quarter. We are shipping Nomad units to our independent sales network to initiate sales activity and we expect to begin shipping units to customers soon.
     "Honda has recently completed certification of the Nomad Expert Technician System and has designated the system as a "recommended tool" for its dealers. Honda has circulated a demand survey to its dealers and we expect that they will formally announce availability of the product next week and begin accepting orders through their internal parts and service representatives.
     "This work with Honda is an important part of our OEM sales distribution strategy. We are building a sales distribution network to rollout Nomad to both OEMs and to make direct sales to individual dealers and dealer groups across the country. The OEM team is in place and actively working rollout initiatives with several OEMs. We have signed, or are about to sign, agreements with independent sales representatives who will sell Nomads in the West Coast, Sunbelt, Southeast, and Northeast areas. Once in place, we expect to have 75 to 100 sales professionals selling Nomads and we expect sales volume to ramp quickly.
     "The Army has completed testing of Nomad at the Joint Requirements Training Center in Fort Polk, Louisiana with a second brigade of Stryker vehicles and we continue to be optimistic that we will receive a follow-on order in the second quarter.
     "We had an outstanding first quarter with sales of the Flic bar code scanner and we believe that we are well positioned for sequential growth in the second quarter and throughout the year. First quarter sales were primarily through NCR in the United States and other countries for retail point of sale applications. In the second quarter, we have seen our sales broaden to include mobility customers in the U.S., Asia and Canada. Two positive trends are beginning to emerge. First, the number of higher volume sales opportunities are increasing, both in terms of the number of units that would comprise an initial order and in terms of the total possible market opportunity. Second, we are seeing repeat orders from existing customers that are increasing in the number of units ordered. These trends, combined with our overall sales activity, point to a solid growth picture for the Flic bar code scanner this year.
     "We anticipate, during the current quarter, the award of a development contract by the U.S. Army to continue work on the Virtual Cockpit Optimization Program. To date the Army has provided more than $25 million in support of this important project. We continue to progress toward the completion of this next-generation helmet mounted display for helicopter pilots.
     "We continue to make strong progress on development projects related to OEM products in our pipeline, including automotive displays, consumer electronics work with Canon and the development of a high-speed color laser print engine. We are particularly encouraged by growing interest by automakers and Tier 1 suppliers in head-up displays for the automobile. The timing for us is excellent; the market appears to be reaching an inflection point. We believe that laser-based HUDs have unique and compelling advantages over competing solutions based on flat panel display technology.
     "In the first quarter, Lumera introduced its Accupath family of compact panel antennas for WiFi and smart antenna applications and systems. The first product, the AccuPath 5.25 GHz antenna is now available for commercial production and is being evaluated by a potential customer. Lumera's NanoCapture Array, a disposable biochip fabricated with a proprietary polymer coating and process, is also being evaluated by a potential customer.
     "The focus in 2004 remains on product execution for Nomad and the Flic bar code scanner and continuing progress on our OEM product development activities. We remain bullish on the outlook for product sales in 2004 for Nomad and the Flic laser bar code scanner and look forward to growing both our product and overall revenues."

     Conference Call

     Microvision will host a conference call to discuss its first quarter of 2004 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing (800) 299-8538 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 786-2902. The conference passcode number is 54286205. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. ET May 12, 2003 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 68874889. Also, a replay of the conference call will be available on the company's web site.

     About Microvision: www.microvision.com

     Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.
     Microvision has been working with Canon, BMW, the Electronics Research Lab of Volkswagen of America and others to develop a number of display and image capture product applications based on its proprietary scanned beam technology.

     About Lumera: www.lumera.com

     Lumera uses its expertise in nanotechnology to develop polymer materials and products based on those materials for a broad range of applications, including wireless antennas and systems, biotechnology disposables, electro-optic devices and polymer-based products for government applications.

     Forward-Looking Statements Disclaimer

     Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like "believes,""estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

    CONTACT: Microvision
             Brian Heagler (investors), 425-415-6794
             Matt Nichols (media), 425-415-6657